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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
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Name: ISI STRATEGY FUND, INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

             717 Fifth Avenue, New York, New York 10022

Telephone Number (including area code):  (212) 446-5600

Name and address of agent for service of process:    Copy to:

R. Alan Medaugh                                      Richard W. Grant, Esq.
International Strategy & Investment Inc.             Morgan, Lewis & Bockius LLP
717 Fifth Avenue                                     2000 One Logan Square
New York, New York 10022                             Philadelphia, PA 19103
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Check Appropriate Box:

             Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes __X__ No _____

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             Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York on the 10th day of July, 1997.

                                            Signature: ISI STRATEGY FUND, INC.


Attest:  /s/ Keith C. Reilly                    By:  /s/ R. Alan Medaugh
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Keith C. Reilly                                      R. Alan Medaugh
Assistant Vice President                             President and Director